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                                                                   Exhibit 4.12

                    WARRANT REGISTRATION RIGHTS AGREEMENT



                                  between



                        CELLNET DATA SYSTEMS, INC.



                                   and



                    MORGAN STANLEY & CO. INCORPORATED
           DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION





                     Dated as of September 24, 1997

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                   WARRANT REGISTRATION RIGHTS AGREEMENT

          WARRANT REGISTRATION RIGHTS AGREEMENT, dated as of September 24, 1997 (this "AGREEMENT"), among CELLNET DATA SYSTEMS, INC., a Delaware corporation (the "COMPANY"), and Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Donaldson, Lufkin & Jenrette Securities Corporation
(collectively, the "Placement Agents").

          Pursuant to the terms of a Placement Agreement dated September 24, 1997 (the "PLACEMENT AGREEMENT"), among the Company and Morgan Stanley, as manager (the "MANAGER"), for itself and the other Placement Agent, the Company has agreed to issue and sell to the Placement Agents an aggregate of 197,500 warrants (each, a "WARRANT"), each Warrant initially entitling the holder thereof to purchase 13.671 shares of Common Stock (as defined below) of the Company at an exercise price of $14.30 per Common Share (as defined below), as part of 197,500 units (each, a "UNIT") offered pursuant to the Placement Agreement, each Unit consisting of one 14% Senior Discount Note due 2007 of the Company (each a "NOTE" and collectively, the "NOTES") to be issued pursuant to the provisions of an Indenture dated as of June 15, 1995 (as supplemented from time to time, the "INDENTURE") between the Company, as issuer, and The Bank of New York, as trustee, and one Warrant. In addition, the Company has agreed to issue, concurrently with the Offering (as defined below), (i) pursuant to a Consent Solicitation dated August 20, 1997, to certain holders of the current Series B 13% Senior Discount Notes (the "1995 Notes"), 1795 additional Units and (ii) pursuant to an Exchange Offer Memorandum dated September 3, 1997, to the holders of the 1995 Notes 454,838 additional Units. The Note and the Warrant included in each Unit will be automatically separated at the close of business upon the earliest to occur of (i) the date that is six months after the Closing Date (as defined below),
(ii) the commencement of an exchange offer with respect to the Notes undertaken pursuant to the Registration Rights Agreement (as defined below),
(iii) the effectiveness of a shelf registration statement with respect to resales of the Notes or (iv) the commencement of an offer to purchase the Notes pursuant to the Indenture.

          In consideration of the foregoing and of the mutual agreements contained herein and in the Placement Agreement, the Company and the Placement Agents hereby agree as follows:

          1.   DEFINITIONS.

          As used in this Agreement, the following capitalized defined terms shall have the following meanings:

          "Auditors" means, at any time, the independent auditors of the Company at such time.

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          "Board" means the board of directors of the  Company from time to time.

          "Closing Date" means September 29, 1997.

          "Comfort Letter" has the meaning specified in Section 2 hereof.

          "Commission" means the United States Securities and Exchange
     Commission.

          "Common Shares" means the shares of the Common Stock of the Company.

          "Common Stock" means the common stock, par value $.001 per share, of the Company.

          "Company" means CellNet Data Systems, Inc., a Delaware corporation.

          "Expiration Date" means October 1, 2007.

          "Holders" means the record holders of the Warrants and the record holders of Common Shares (or other securities) received upon exercise thereof.

          "Indenture" has the meaning specified in the recitals to this Agreement.

          "Manager" has the meaning specified in the recitals to this Agreement.

          "Morgan Stanley" has the meaning specified in the recitals to this Agreement.

          "1995 Notes" has the meaning specified in the recitals to this Agreement.

          "Notes" has the meaning specified in the recitals to this Agreement.

          "Offering" means the sale of the Units by the Company to the Placement Agents pursuant to the Placement Agreement and the resale of such Units by the Placement Agents.

          "Opinion" has the meaning specified in Section 2 hereof.

          "Placement Agents" has the meaning specified in the recitals to this Agreement.

          "Placement Agreement" has the meaning specified in the recitals to this Agreement.

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          "Registration Rights Agreement" means the Registration Rights
     Agreement dated the date hereof among the Company and the Placement
     Agents.

          "Resale Shelf" has the meaning specified in Section 2 hereof.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Units" has the meaning specified in the recitals to this Agreement.

          "Warrant" has the meaning specified in the recitals to this Agreement.

          "Warrant Agent" means The Bank of New York in its capacity as warrant agent.

          "Warrant Agreement" means the Warrant Agreement dated the Closing Date between the Company and the Warrant Agent.

          "Warrant Shares" means the Common Shares issuable upon exercise of a Holder's Warrants or such other securities as shall be issuable upon the exercise of the Warrants, pursuant to the Warrant Agreement.

          "Warrant Registration Statement" has the meaning specified in
     Section 2 hereof.

          2.  SHELF REGISTRATION.

          (a) The Company shall use its best efforts to cause to be filed pursuant to Rule 415 under the Securities Act a shelf registration statement on the appropriate form (the "WARRANT REGISTRATION STATEMENT") covering the issuance of the Warrant Shares upon exercise of the Warrants and shall use its best efforts to cause the Warrant Registration Statement to become effective under the Securities Act within one year after the Closing Date; PROVIDED, HOWEVER, that if the Commission shall request that the Company register the resale of the Warrant Shares instead of the issuance thereof, the Warrant Registration Statement shall register such resale as opposed to such issuance. The Company shall use reasonable efforts to keep the Warrant Registration Statement continuously effective until such time as all Warrants have been exercised or in the case of the proviso above, until such time as all Warrant Shares have been resold. Prior to filing the Warrant Registration Statement or any amendment thereto, the Company shall provide a copy thereof to Morgan Stanley and its counsel and afford them a reasonable time to comment thereon.

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          (b)  If the Warrant Registration Statement shall register the resale of the Warrant Shares by Holders thereof (a "RESALE SHELF") as provided in the proviso in Section 2(a) above, the Company agrees to:

          (i) make available for inspection by a representative of the Holders, any underwriter participating in any disposition pursuant to such Resale Shelf and attorneys and accountants designated by the Holders, at reasonable times and in a reasonable manner, financial and other records, documents and properties of the Company that are pertinent to the conduct of due diligence customary for an underwritten offering, and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with a Resale Shelf; PROVIDED, HOWEVER, that such persons shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by such persons, unless and to the extent that disclosure of such information is required by law or such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard such information by such person;

          (ii) use its best efforts to cause all Warrant Shares sold under a Resale Shelf to be listed on any securities exchange or any automated quotation system on which similar securities issued by the Company are then listed if requested by the Holders of Warrant Shares representing a majority of the Warrants originally issued, to the extent such Warrant Shares satisfy applicable listing requirements;

          (iii) provide a reasonable number of copies of the prospectus included in such Resale Shelf to Holders that are selling Warrant Shares pursuant to such Resale Shelf;

          (iv) cause to be provided to the Warrant Agent, on behalf of the Holders and beneficial owners of Warrant Shares, upon the effectiveness of such Resale Shelf, a customary "10b-5" opinion of independent counsel (an "OPINION") and a customary "cold comfort" letter of independent auditors (a "COMFORT LETTER");

          (v) cause to be provided to Holders and beneficial owners of Warrant Shares an Opinion and Comfort Letter with respect to each Form 10-K and Form 10-Q, including any amendments thereto, that is incorporated by reference in such Resale Shelf; and

          (vi) deliver a written notice to the Warrant Agent, for distribution to the Holders, (A) when the Resale Shelf has become effective and when any post-effective amendment thereto has been filed and becomes effective, (B) of any request by the

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     Commission or any state securities authority for amendments and supplements to the Resale Shelf or of any material request by the Commission or any state securities authority for additional information after the Resale Shelf has become effective, (C) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of the Resale Shelf or the initiation of any proceedings for that purpose, (D) if, between the effective date of the Resale Shelf and the closing of any sale of Warrant Shares covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, including this Agreement, relating to the Warrant Shares cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Warrant Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, (E) of the happening of any event during the period the Resale Shelf is effective such that such Resale Shelf or the related prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make statements therein not misleading and (F) of any determination by the Company that a post-effective amendment to a registration statement would be appropriate. The Holders hereby agree to suspend use of the prospectus contained in a Resale Shelf upon receipt of such notice under clause (E) or (F) above until the Company has amended or supplemented such prospectus to correct such misstatement or omission.

          3.  SUSPENSION.

          Notwithstanding the foregoing, during any consecutive 365-day period, the Company shall have the privilege to suspend availability of the Warrant Registration Statement and the related prospectus for up to two 30-consecutive-day periods, except for the 30 days immediately prior to the Expiration Date, if the Board determines in good faith that there is a valid purpose for such suspension and provides notice of such determination to the Holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent. Notice of such suspension shall be given promptly to the Warrant Agent.

          4.  BLUE SKY.

          The Company shall use its reasonable best efforts to register or qualify the Underlying Securities proposed to be sold or issued pursuant to the Warrant Registration Statement under all applicable securities or "blue sky" laws of all jurisdictions in the United States in which any Holder of Warrants may or may be deemed to purchase Underlying Securities upon the exercise of Warrants or resale of the Warrant Shares, as the case may be, and shall use its reasonable best efforts to maintain such registration or qualification through the earlier of (A) the date upon which all Warrants have been exercised or all Warrant Shares have been resold, as the case may be, under the Warrant Registration Statement and (B) the

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Expiration Date; PROVIDED, HOWEVER, that the Company shall not be required to
(i) qualify as a foreign corporation or as a broker or a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 4, (ii) file any general consent to service of process or
(iii) subject itself to taxation in any jurisdiction if it is not otherwise so subject.

          5.  ACCURACY OF DISCLOSURE.

          The Company (and its successors) represents and warrants to each Holder (and each beneficial owner of a Warrant or Warrant Share) and agrees for the benefit of each Holder (and each beneficial owner of a Warrant or Warrant Share) that, except during any period in which the availability of the Warrant Registration Statement has been suspended, (i) the Warrant Registration Statement and the documents incorporated by reference therein will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; and
(ii) the prospectus delivered to such Holder upon its exercise of Warrants or pursuant to which such Holder sells its Warrant Shares, as the case may be, and the documents incorporated by reference therein will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.  INDEMNITY.

          The Company hereby agrees to indemnify each beneficial owner of a Warrant and each person, if any, who controls any beneficial owner of a Warrant within the meaning of either Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), or is under common control with, or is controlled by, any beneficial owner of a Warrant (whether or not it is, at the time the indemnity provided for in this Section 6 is sought, such a beneficial owner), from and against all losses, damages or liabilities which such beneficial owner or any such controlling or affiliated person suffers as a result of any breach, on the date of any exercise of a Warrant by such beneficial owner or the resale of any Warrant Share by such Holder, in either case pursuant to the Warrant Registration Statement, of the representations, warranties or agreements contained in
Section 5. Each beneficial owner of a Warrant Share sold pursuant to a Resale Shelf, by accepting its beneficial ownership of a Warrant, hereby (i) agrees to provide the Company with information with respect to it that the Company reasonably requests in connection with any Resale Shelf and (ii) agrees, severally and not jointly, to indemnify the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any liability incurred by it or such controlling person as a result of any misstatement of information provided by such beneficial owner to the Company in writing expressly for inclusion in the Resale Shelf.

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          7.   EXPENSES.

          All expenses incident to the Company's performance of or compliance with its obligations under this Agreement will be borne by the Company, regardless of whether a Warrant Registration Statement becomes effective, including without limitation (i) all Commission or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all reasonable fees and expenses incurred in connection with compliance with state securities or "blue sky" laws, (iii) all reasonable expenses of any persons incurred by or on behalf of the Company in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus, any amendments or supplements thereto and other documents relating to the performance of and compliance with this Agreement,
(iv) the reasonable fees (including legal fees and expenses) and disbursements of the Warrant Agent, (v) the reasonable fees and disbursements of counsel for the Company and (vi) the reasonable fees and disbursements, if any, of the Auditors but excluding (x) fees and disbursements of counsel retained by the participating Holders and (y) the Holder's share of underwriting discounts and commissions.

          8.   MISCELLANEOUS.

          (a) NO INCONSISTENT AGREEMENTS. Each of the Company and the Warrant Agent represents to the other that it has not entered into, and agrees that on or after the date of this Agreement it will not enter into, any agreement which is inconsistent with the rights granted to the Holders of Warrants or Warrant Shares in this Agreement or otherwise conflicts with the provisions hereof. The Company represents that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's other issued and outstanding securities under any agreements.

          (b) AMENDMENTS AND WAIVERS. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company and the Warrant Agent have obtained the written consent of Holders of at least a majority of the outstanding Warrants affected by such amendment, modification, supplement, waiver or consent; PROVIDED that any amendment, modification or supplement to this Agreement which, in the good faith opinion of the Board of Directors of the Company (and evidenced by a resolution of such board), does not adversely affect any Holder, shall not be subject to such requirement for written consent.

          (c) NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in

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accordance with the provisions of this Section 8(c); (ii) if to the Company, initially at the Company's address set forth in the Indenture and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 8(c); and (iii) if to the Warrant Agent, initially at the Warrant Agent address set forth in the Warrant Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 8(c).

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

          (d) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation, subsequent Holders; PROVIDED that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Warrants in violation of the terms of the Placement Agreement or the Warrant Agreement. If any transferee of any Holder shall acquire Warrants, in any manner, whether by operation of law or otherwise, such Warrants shall be held subject to all of the terms of this Agreement and the Warrant Agreement, and by taking and holding such Warrants such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement or the Warrant Agreement and such person shall be entitled to receive the benefits hereof.

          (e) PURCHASES AND SALES OF WARRANTS. The Company shall not, and shall use its best efforts to cause its affiliates (as defined in Rule 405 under the Securities Act) not to, purchase and then resell or otherwise transfer any Warrants other than Warrants acquired and cancelled.

          (f) THIRD PARTY BENEFICIARY. The Holders shall be third party beneficiaries to the agreements made hereunder between the Company and the Placement Agents, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder.

          (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (h) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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                                       9


          (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          (j) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

          (k) WAIVER OF IMMUNITY. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgement, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of their obligations under this Agreement to the fullest extent permitted by law.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       CELLNET DATA SYSTEMS, INC.


                                       By /s/ PAUL G. MANCA
                                          ----------------------------------
                                          Name: Paul G. Manca
                                          Title: VICE PRESIDENT AND CHIEF
                                                 FINANCIAL OFFICER



                                       MORGAN STANLEY & CO. INCORPORATED
                                         as Manager on behalf of itself and
                                         the other Placement Agents


                                       By /s/ JOEL P. FELDMAN
                                          ----------------------------------
                                          Name: Joel P. Feldman
                                          Title: PRINCIPAL